Exhibit 4(b)-6
AMENDMENT NO. 5
TO
PPL EMPLOYEE STOCK OWNERSHIP PLAN

WHEREAS, PPL Services Corporation (“PPL”) has adopted the PPL Employee Stock Ownership Plan (“Plan”) effective January 1, 2000; and

WHEREAS, the Plan was amended and restated effective January 1, 2002, and subsequently amended by Amendment No. 1, 2, 3 and 4; and

WHEREAS, PPL desires to further amend the Plan to reflect the Heroes Earnings Assistance and Relief Act of 2008;

NOW, THEREFORE, the Plan is hereby amended by adding a new Section 13.7 to the end of Article XIII to read as follows:

“13.7   Additional Benefits Upon Death.  Notwithstanding anything in the Plan to the contrary, if a Participant dies on or after January 1, 2007, while performing ‘qualified military service,’ the beneficiary of the Participant is entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant resumed and then terminated employment on account of death.  ‘Qualified military service’  is service in the uniformed services (as defined in chapter 43 of Title 38, United States Code) while the Participant is entitled to reemployment rights under USERRA with respect to such service.  Moreover, the Plan will credit the Participant’s qualified military service for vesting purposes, as though the Participant resumed employment under USERRA immediately prior to death.”

Except as provided in this Amendment No. 5, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 5 is executed this ____ day of _____________, 2010.

PPL SERVICES CORPORATION

By: _______________________________ Stephen R. Russo Vice President-Human Resources and Services